CONTRACT # AT/CA -1
Herbal Tea Supply Agreement

BETWEEN

HAM LTD. CO.
Odzun, Lori Region, Armenia
Tel: (374-99) 441529
Email: info@armeniantea.com
Authorized signatory (name and position)
NERSES BADALYAN, Director

(“Seller”)

AND

AUTHENTIC TEAS INC.
2820 – 33 Harbour Sq. Toronto, Ontario, Canada
M5J 2G2
Email: info@authentic-teas.com
Authorized signatory (name and position)
HRANT ISBECERYAN, President

(“Buyer”)

1.	SUBJECT OF THE CONTRACT

1.1

During the terms of this Agreement, the Seller shall manufacture, package, label and prepare herbal tea (the “Product”) for shipment to the Buyer from the Seller’s facilities in Armenia in accordance with the time, description, volume and price set out in the Purchase Order, which terms are expressly incorporated into this Agreement. The Buyer shall purchase the Product from the Seller for resale, in exchange for the purchase price set out in the Purchase Order (the “Purchase Price”).

1.2

Provided the Product meets the specifications set out in Section 2 and the Purchase Order, the Buyer is obligated to accept the Product and pay the Purchase Price in accordance with the specifications set out in the Purchase Order.

2.	VOLUME OF THE PRODUCT AND THE QUALITY

2.1	The Product shipped by the Seller shall meet:

(a)

the Specifications Act for the Bureau of Standardization of the Republic of Armenia, regulated by DP 3721991.1814-99, dated 12/07/1999 and which shall not contradict the requirements in force for a similar product in the country of the Buyer;

(b) products designated as Organic by the Organic Certification body in the Republic of Armenia, must be recognized as such by the United States (USDA) and by the Canadian Food Inspection Agency; and

(c) will not be adulterated or misbranded by the Seller within the meaning of those terms as commonly applied in the industry.

3.	SHIPMENT AND RISK OF LOSS

3.1

The Seller shall ship the Product to the Buyer as instructed by the Buyer from time to time. Buyer shall arrange for shipment of the Product and provide the location of the shipper (the “Shipper”) to the Seller or otherwise defer to the Seller in writing, in which case, the Seller may use the preferred Shipper of the Seller (in either case, the “Delivery Address”).

3.2	All risk relating to the loss, destruction or damage of the Product shall remain with Seller until delivery of the Product by the Seller to the Shipper at the Delivery Address.

3.3	Risk of loss and title to the Product shall pass from the Seller to the Buyer at the time the Product is received by the Shipper at the Delivery Address.

4.	TAXES, TARIFFS, CUSTOMS AND LEVIES

4.1

The Buyer shall collect and remit, all sales, goods and services, excise, value-added or similar tax payable in connection with the sale of the Product. All import fees, tariffs, custom levies and other duties shall be for the account of and paid by Buyer and any export fees, tariffs, custom levies and other export duties shall be for the account of and paid by Seller.

5.	PRODUCT PRICING ON SELLERS’ WEBSITE

The Buyer acknowledges that the Seller has a website that has the capability to sell the Product directly to consumers. It is agreed that the retail prices of the Product on the Sellers’ website will be no less than double the Purchase Price offered by the Seller to the Buyer.

6.	LABELING AND PACKAGING

6.1	Seller will label the Product for shipping in accordance with instructions provided by Buyer that are in compliance with Canadian product import labeling laws.

6.2	Product will be packed in a quantity and volume in accordance with the Purchase Order.

7.	ORDER OF THE PAYMENT

7.1	The Purchase Price for the Product shall be made by the Buyer in accordance with the Purchase Order, which, for greater certainty, does not include shipping costs.

7.2	The Buyer shall wire transfer the Purchase Price within 30 days of receipt of the bill of lading in accordance with the following wiring instructions:

BANK: HSBC Armenia, Yerevan.
SWIFT: MIDLAM22, Account Name: HAM Ltd. Co.
Account Number: 001-069491-101,
Correspondent BANK in USA: HSBC BANK USA, NY.
SWIFT: MRMDUS33, Chips://CP:108 Beneficiary Bank
Account 000-05145-4

8.	DOCUMENTS

8.1	The Seller shall make available to the Buyer two copies of the following documents:

	(a)	Commercial invoice

	(b)	Packing list

(c)	Certificate of origin

(d)	Certificates of quality

(e)	Copy of Organic Certificate for the product labeled organic

(f)	Product related Customs documents

9.	DISPUTE RESOLUTION

In the event of any difficulty in relation to the performance of this Agreement, the parties undertake that they will proceed diligently with good faith negotiations in an attempt to settle the dispute. Unless otherwise agreed, all disputes arising out of, or in connection with, this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with the said Rules. The parties agree that the arbitrator shall decide the case solely on the documents submitted.

10.	TERM AND TERMINATION OF AGREEMENT

10.1	The present contract has been executed in two copies, English and Armenian. In the event of a discrepencey between the two versions, the English version shall govern.

10.2	The term of this Agreement is five years from the commencement date, and, unless extended by mutual agreement between the parties in writing, terminates on October 31, 2015.

10.3

Each party may, at its sole discretion, terminate this Agreement by providing a notice of termination to the other party no less than 60 days before the start of the production season that is fixed by the parties as March 1st of each year.

11.	GOVERNING LAW

11.1	This Agreement shall be exclusively governed by the laws of the Republic of Armenia.

12.	ASSIGNMENT

12.1	This Agreement and the rights, duties, and obligations of both parties hereunder shall not be assigned by either party hereto without the prior written consent of the other party.

13.	ENTIRE AGREEMENT

13.1

This Agreement (in accordance with FCA terms of Incoterms 2009), including any Purchase Order that is executed by the Buyer and Seller from time to time which is expressly incorporated into and forms part of this Agreement, constitutes the entire agreement between the parties and shall supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing among the parties with respect to the subject matter of this Agreement.

14.	FURTHER ASSURANCES

14.1

The parties shall promptly execute, or cause to be executed, all bills of sale, forms of transfer, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out the full intent and purpose of this Agreement.

15.	EXPENSES

15.1

Each party to this Agreement shall be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all documents and instruments relating hereto and the consummation of the transaction contemplated hereby.

16.	AMENDMENTS

16.1	This Agreement may only be amended in writing with the mutual consent of each party.

17.	FAX AND COUNTERPARTS

17.1

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all of which taken together constitute one and the same document. This Agreement may be executed and delivered by facsimile or other means of electronic transmission capable of producing a signed copy.

SELLER:		BUYER:

HAM LTD. CO.		AUTHENTIC TEAS INC.

Per:	/s/ Nerses Badalyan	Per:	/s/ Hrant Isbeceryan
	(Signature and Seal)		(Signature and Seal)
	Nerses Badalyan, Director		Hrant Isbeceryan, President